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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the Registration Statement under the Securities Act of 1933 (File No. 33-9504) on Form N-1A of our report dated November 20, 1998 on our audit of the financial statements and financial highlights of the SEI Institutional Managed Trust, which report is included in the Annual Report to Shareholders for the year ended September 30, 1998. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and "Experts and Financial Statements" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 26, 1999